UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2014

FIRST PHYSICIANS CAPITAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30326	77-0557617
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

433 North Camden Drive, #810

Beverly Hills, California 90210

(Address of Principal Executive Offices) (Zip Code)

(310) 860-2501

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On August 21, 2014, William Houlihan, the Chairman of the Board of First Physicians Capital Group Inc. (the “Company”) received an email from David Hirschhorn, the Company’s former Chief Executive Officer. Attached to that email was an unsigned letter, dated August 19, 2014, purportedly from Clearlake Capital Group LP, an investment firm.

The Clearlake Capital letter outlined a non-binding proposal to acquire 100% of the Company at $0.36 per share, subject to a minimum purchase of 60% of the Company. The per share purchase price would be reduced dollar for dollar to the extent that the fees and expenses of the Company’s investment bankers, accountants and attorneys in the transaction would exceed $250,000.

The letter required the Company to pay Clearlake Capital $250,000 to commence due diligence. This due diligence fee would be non-refundable in the event the Company would decide not to proceed with a transaction with Clearlake Capital.

The Clearlake Capital letter also required a 45-day period in which the Company would negotiate exclusively with a special purpose acquisition entity to be formed by Clearlake Capital and certain partners and co-investors (“AcquisitionCo”). In the event the Company would decide not to move forward with a transaction with AcquisitionCo and within six months following the 45-day exclusivity period the Company proceeded with “another transaction or financing including a change in control, going public or similar transaction,” the Company would be obligated to pay AcquisitionCo a break-up fee of $1,000,000.

On August 25, 2014, the Board met to review the non-binding proposal submitted by Mr. Hirschhorn and Clearlake Capital. After discussions, the Board unanimously decided to not pursue the proposal outlined in the Clearlake Capital letter. On August 26, 2014, the Company advised Clearlake Capital of the Board’s decision.

The foregoing summary of the Clearlake Capital letter is qualified by its entirety to the full text of the Clearlake Capital letter, a copy of which has been filed as an exhibit to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

99.1.	Letter dated August 19, 2014, from Clearlake Capital Group LP to First Physicians Capital Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST PHYSICIANS CAPITAL GROUP, INC.

Date: August 26, 2014	By:	/s/ Sean Kirrane
Sean Kirrane
President and Chief Executive Officer